Exhibit 99

General Cable Reports Third Quarter Results; Announces Plan to Exit Asia Pacific and Africa; Plans Leadership Transition

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--October 29, 2014--General Cable Corporation (NYSE: BGC) today reported results for the third quarter ended September 26, 2014 and announced actions to refine its strategic focus, improve operational performance and address management succession.

Strategic and Management Highlights

  Company to simplify global portfolio and reduce operational complexity by focusing on core strategic operations in North America, Latin America and Europe; plans to exit all of its Asia Pacific and African manufacturing operations
  Company to commence wide-ranging search for successor to President and CEO Gregory B. Kenny; Mr. Kenny to continue in role during search and is expected to become Chairman of the Board upon appointment of new CEO
  Board of Directors to add another operations-experienced independent director

Third Quarter Highlights

  Adjusted earnings per share was $0.30 and adjusted operating income was $55 million
  Reported loss per share was $2.55 and reported operating loss was $79 million
  Strong progress on restructuring program with approximately $60 million or 80% of the initiatives to generate annual savings of $75 million announced through the third quarter
    Announcement of planned actions in Europe and Colombia anticipated to generate $48 million of annual savings
  Company maintains substantial global liquidity of $800 million (excluding Venezuela), including $400 million of availability under the Company’s North American and European based credit facility
  Reconfirms adjusted operating cash flow guidance of $135 million for 2014

John E. Welsh, III, Chairman, said, “The Board has concluded its extensive review of the Company’s strategic alternatives and operational structure, and has determined that the best way to maximize value to shareholders in the current global environment is to simplify our geographic portfolio, reduce operational complexity and focus on delivering increased returns from our core strategic operations in North America, Latin America and Europe. We believe these actions will optimize the Company’s asset base and sharpen the Company’s strategic focus on its core assets, while retaining a meaningful level of exposure to developing economies that may offer future growth opportunities.”

Gregory B. Kenny, President and Chief Executive Officer, said, “We are making excellent progress on our previously announced restructuring program but, given the persistently uneven global demand and pricing environment, we have decided to accelerate and expand our efforts. As we exit our manufacturing operations in Asia Pacific and Africa, we will step up our efforts to improve returns from our businesses in North America, Latin America and Europe where we maintain leading market positions, economies of scale, breadth of product and technical expertise. There are a number of global businesses centered in our core footprint. We will continue to serve our international customers as we have always done from these locations. We believe the fundamental changes we are announcing today will better position the Company to benefit from future energy, infrastructure and construction investment in our core strategic markets.”

The Board was assisted in its strategic review by its financial advisor J.P. Morgan. The Company is developing a divestiture plan for its Asia Pacific and African assets and Peter A. Campbell, Executive Vice President and Chief Executive Officer of General Cable Asia Pacific, will direct these operations during the divestiture process. The operations in Asia Pacific and Africa represent annual revenue of approximately $1.0 billion on a consolidated basis.

CEO transition plan
General Cable also announced that, consistent with its ongoing focus on succession planning, its Board has formed a search committee to identify the Company’s next Chief Executive Officer and has retained an executive search firm to assist in the process. Current President and CEO, Gregory B. Kenny, will continue during the search and is expected to become Chairman of the Board upon the appointment of a new CEO.

Plans to expand Board of Directors
The Board has commenced a process to identify and appoint an additional operations-experienced independent director. The Company has engaged an executive search firm to assist in the process and has already identified potential candidates with strong operational experience in energy infrastructure, manufacturing and/or related industries.

Significant progress on restructuring program
The Company has made significant progress on its restructuring program, including the announcement of planned actions in Europe and Colombia which together are expected to generate approximately $48 million of ongoing annual savings and result in one-time pre-tax charges in the range of $130 million, including $40 million of cash. The estimated costs of the program are tracking according to plan with anticipated total pre-tax costs of $180 million, or approximately 90% of the total estimated pre-tax costs, announced through the third quarter. Overall the restructuring program is also tracking according to plan with approximately $60 million or 80% of the initiatives to generate annual savings of $75 million announced through the third quarter. While savings are beginning to be realized in the second half of 2014, the Company expects approximately $30 to $40 million of incremental savings to be realized in 2015 increasing to the full targeted annual savings of $75 million beginning in 2016. The cash payback of the restructuring program is expected to be 1.3 years.

“The announcement of planned actions in Europe represents substantial progress as we plan to consolidate and realign our businesses to drive the improvement of underperforming assets. In Colombia, we are consolidating and streamlining our assets, further strengthening our platform for future success in one of the most attractive long-term growth markets in Latin America. In addition, we are continuing our work on the previously announced facility closures in India, Peru and North America which are advancing according to plan. Production has ceased in India and Peru and we are in the process of unwinding the capital employed,” Kenny said.

Summary financial results third quarter

Year over year Q3 2014 versus Q3 2013
Net sales for the third quarter of 2014 of $1,472 million were down 6% as compared to the third quarter of 2013. Excluding shipments of aerial transmission cables in North America and Brazil, global unit volume for the third quarter of 2014 was flat year over year as demand in North America and ROW helped to offset the impact of demand weakness throughout Europe including Spain. Adjusted operating income for the third quarter of 2014 of $55 million increased $11 million or 25% from $44 million in the third quarter of 2013 (excluding Venezuela from both periods) principally due to results in the Company’s North American electric utility, electrical infrastructure and rod mill and strip aluminum businesses as well as the Company’s restructuring/cost out initiatives.
Q3 2014 versus Q2 2014
Net sales for the third quarter of 2014 decreased 4% as compared to the second quarter of 2014. Excluding aerial transmission cables in North America and ROW, global unit volume decreased 3% principally due to seasonal demand patterns and weaker demand in Europe. Excluding Venezuela from both periods, adjusted operating income for the third quarter of 2014 was down $2 million or 4% from the second quarter of 2014 as the performance of the Company’s North American businesses and the benefit of restructuring activity in ROW helped to partially offset the impact of lower production and installation activity of submarine turnkey projects in the third quarter.
Other income / expense
Other expense was $17 million in the third quarter of 2014, which principally reflects losses of $16 million due to the remeasurement of the local balance sheet in Venezuela as the SICAD I rate depreciated during the third quarter. Mark to market gains of $2 million on derivative instruments accounted for as economic hedges that are used to manage currency and commodity risk (principally on the Company’s project business globally) were offset by foreign currency transaction losses of $3 million.

Liquidity - Excluding Venezuela
Net debt was $1,359 million at the end of the third quarter of 2014, a decrease of $14 million from the end of the second quarter of 2014. The decrease in net debt is principally due to reductions in working capital as a result of normal seasonal trends. The Company continues to maintain substantial availability of $400 million under its North American and European based credit facility with an additional $400 million of liquidity around the world to fund operations and support the Company’s restructuring program, quarterly dividend and the anticipated retirement of the $125 million senior floating rate notes due in April 2015. In addition, the Company recently received $20 million for the settlement of disputed claims principally in connection with its submarine turnkey project business, $15 million of which was received subsequent to the third quarter.

Fourth Quarter and Full Year 2014 Outlook (excluding Venezuela)
Revenues in the fourth quarter are expected to be in the range of $1.425 to $1.475 billion. Global unit volume is anticipated to be flat to up low single digits sequentially principally due to aerial transmission cable shipments in North America and Brazil. The Company anticipates adjusted operating income to be in the range of $40 to $55 million for the fourth quarter. Adjusted earnings per share are expected to be in the range of $0.15 to $0.30 per share for the fourth quarter. The fourth quarter outlook does not include the impact of Venezuela. The Company’s fourth quarter outlook assumes copper (COMEX) and aluminum (LME) prices of $3.11 and $0.90, respectively. Given the fourth quarter outlook, the Company expects adjusted operating income in the range of $175 to $190 million for the full year 2014. The Company continues to target adjusted operating cash flow of $135 million for the full year 2014.

“Overall, our third quarter results and fourth quarter outlook reflect the continuing uneven global demand and challenging pricing environment. Putting aside fourth quarter seasonality, we are beginning to see some signs of improvement in North America which continues to be a source of relative stability. We are highly focused on our restructuring program execution and delivering our cash flow targets as we tightly manage our inventory over the final quarter of 2014 and into the new year,” Kenny concluded.

Non-GAAP Financial Measures
Adjusted operating income (defined as operating income before extraordinary, nonrecurring or unusual charges and other certain items), adjusted earnings per share (defined as diluted earnings per share before extraordinary, nonrecurring or unusual charges and other certain items), adjusted operating cash flow (defined as operating cash flows before extraordinary, nonrecurring or unusual charges and other certain items) and net debt (defined as long-term debt plus current portion of long-term debt less cash and cash equivalents, other than cash and cash equivalents held in Venezuela) are “non-GAAP financial measures” as defined under the rules of the Securities and Exchange Commission.

These Company-defined non-GAAP financial measures are being provided herein because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with the Company’s results reported according to GAAP. Adjusted results and guidance reflect the removal of the impact of our Venezuelan operations on a standalone basis due to the ongoing economic and political uncertainty in that country, principally driven by the foreign currency exchange system, government-imposed profit caps/limitations and limited access to U.S. dollars for the import of raw materials. However, we expect ongoing operations in Venezuela to continue, and we cannot predict the amounts of any future income or expenses we may incur relating to our Venezuelan operations. Certain historical results of our Venezuelan operations on a standalone basis are provided in the Third Quarter 2014 Investor Presentation available on the Company’s website.

A reconciliation of adjusted operating income to reported operating income and adjusted earnings per share to reported earnings per share for the third quarter of 2014 and 2013 and the second quarter of 2014 is set forth in the table below. With respect to the Company’s expected fourth quarter and full year 2014 adjusted operating income, fourth quarter adjusted earnings per share and full year 2014 adjusted operating cash flow, the Company is not able to provide a reconciliation of these non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

A reconciliation of operating income and earnings per share to adjusted non-GAAP operating income and earnings per share follows:

	3rd Quarter				2nd Quarter
	2014		2013		2014
	Operating		Operating		Operating
In millions, except per share amounts	Income	EPS	Income	EPS	Income	EPS
As reported	$(78.6)	$(2.55)	$42.9	$0.11	$14.1	$(0.51)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense	-	0.01	-	0.12	-	0.01
Mark to market (gain) loss on derivative instruments	-	(0.03)	-	(0.06)	-	(0.05)
Legal and tax assessments	-	-	4.8	0.05	-	-
Restructuring activities	94.1	1.94	-	-	34.7	0.64
Severance charges	29.7	0.61	0.7	0.01	1.5	0.02
Restatement, forensic and acquisition costs	2.5	0.03	1.0	0.01	3.7	0.05
Insurance Settlement	(5.0)	(0.06)	-	-	-	-
Goodwill/intangible asset impairment	-	-	-	-	2.1	0.03
Mexico impairment	-	-	14.0	0.20	-	-
Brazil impairment	13.1	0.16	-	-	-	-
Venezuela (income)/loss	(0.8)	0.18	(19.1)	(0.25)	1.1	(0.02)
Effective tax rate adjustment (1)	-	0.01	-	0.01	-	0.12
Total Adjustments	133.6	2.85	1.4	0.09	43.1	0.80
Adjusted	$55.0	$0.30	$44.3	$0.20	$57.2	$0.29

(1)	Reflects an adjusted effective tax rate of 40% for the second and third quarters of 2014 and 45% for the third quarter of 2013

General Cable will discuss third quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on October 30, 2014. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency exchange rate fluctuations; impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program; our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our restructuring program and other strategic initiatives and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on March 3, 2014, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 26,	September 27,	September 26,	September 27,
	2014	2013	2014	2013
Net sales	$1,471.7	$1,557.1	$4,433.1	$4,759.9
Cost of sales	1,445.1	1,396.9	4,142.6	4,250.0
Gross profit	26.6	160.2	290.5	509.9

Selling, general and administrative expenses	101.9	117.3	338.2	363.4
Goodwill impairment charge	-	-	155.1	-
Indefinite-lived intangible asset impairment charge	3.3	-	98.8	-
Operating income (loss)	(78.6)	42.9	(301.6)	146.5
Other income (expense)	(17.3)	9.5	(111.4)	(58.8)
Interest income (expense):
Interest expense	(28.5)	(30.6)	(85.6)	(90.7)
Interest income	0.8	1.7	3.0	4.7
	(27.7)	(28.9)	(82.6)	(86.0)

Income (loss) before income taxes	(123.6)	23.5	(495.6)	1.7
Income tax (provision) benefit	4.5	(16.2)	13.8	(29.9)
Equity in net earnings of affiliated companies	0.3	0.9	0.9	1.5
Net income (loss) including noncontrolling interests	(118.8)	8.2	(480.9)	(26.7)
Less: preferred stock dividends	-	0.1	-	0.3
Less: net income (loss) attributable to noncontrolling interest	5.4	2.4	(16.5)	4.9
Net income (loss) attributable to Company common shareholders	$(124.2)	$5.7	$(464.4)	$(31.9)
Earnings (loss) per share
Earnings (loss) per common share - basic	$(2.55)	$0.11	$(9.52)	$(0.64)
Weighted average common shares - basic	48.7	49.2	48.8	49.5
Earnings (loss) per common share - assuming dilution	$(2.55)	$0.11	$(9.52)	$(0.64)
Weighted average common shares - assuming dilution	48.7	50.7	48.8	49.5

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 26,	September 27,	September 26,	September 27,
	2014	2013	2014	2013
Revenues (as reported)
North America	$644.1	$663.2	$1,884.1	$2,074.7
Europe and Mediterranean	351.9	383.4	1,114.5	1,180.4
Rest of World	475.7	510.5	1,434.5	1,504.8
Total	$1,471.7	$1,557.1	$4,433.1	$4,759.9

Revenues (metal adjusted) (1)
North America	$644.1	$675.6	$1,884.1	$2,057.5
Europe and Mediterranean	351.9	386.5	1,114.5	1,164.1
Rest of World	475.7	513.9	1,434.5	1,475.7
Total	$1,471.7	$1,576.0	$4,433.1	$4,697.3

Metal Pounds Sold
North America	135.6	141.7	404.6	437.8
Europe and Mediterranean	53.9	63.3	175.1	208.2
Rest of World	113.5	115.3	350.9	325.6
Total	303.0	320.3	930.6	971.6

Operating Income (loss)
North America	$48.0	$25.2	$97.9	$106.6
Europe and Mediterranean	(107.3)	7.6	(97.1)	(7.8)
Rest of World	(19.3)	10.1	(302.4)	47.7
Total	$(78.6)	$42.9	$(301.6)	$146.5

Adjusted Operating Income (loss) (2)
North America	$45.5	$26.2	$117.8	$118.9
Europe and Mediterranean	(1.2)	8.3	12.6	8.5
Rest of World	10.7	9.8	4.9	22.6
Total	$55.0	$44.3	$135.3	$150.0

Return on Metal Adjusted Sales (3)
North America	7.1%	3.9%	6.3%	5.8%
Europe and Mediterranean	-0.3%	2.1%	1.1%	0.7%
Rest of World	2.2%	1.9%	0.3%	1.5%
Total Company	3.7%	2.8%	3.1%	3.2%

Capital Expenditures
North America	$11.1	$7.0	$27.0	$23.8
Europe and Mediterranean	3.8	3.6	11.0	14.4
Rest of World	7.8	9.4	30.2	27.2
Total	$22.7	$20.0	$68.2	$65.4

Depreciation & Amortization
North America	$10.9	$11.2	$33.8	$33.6
Europe and Mediterranean	9.8	10.2	30.3	29.9
Rest of World	10.9	12.4	33.5	37.1
Total	$31.6	$33.8	$97.6	$100.6

Revenues by Major Product Lines
Electric Utility	$477.9	$513.1	$1,448.0	$1,522.1
Electrical Infrastructure	397.2	399.7	1,197.0	1,248.8
Construction	368.1	393.2	1,072.0	1,209.2
Communications	146.1	175.3	428.7	554.4
Rod Mill Products	82.4	75.8	287.4	225.4
Total	$1,471.7	$1,557.1	$4,433.1	$4,759.9

(1) Metal-adjusted revenues, a non-GAAP financial measure, is provided in order to eliminate an estimate of metal price volatility from the comparison of revenues from one period to another.

(2) Adjusted operating income is a non-GAAP financial measure. The company is providing adjusted operating income on a segment basis because management believes it is useful in analyzing the operating performance of the business and is consistent with how management reviews the underlying business trends. A reconciliation of segment reported operating income to segment adjusted operating income is provided in the appendix of the Third Quarter 2014 Investor Presentation, located on the Company's website.

(3) Return on Metal Adjusted Sales is calculated on Adjusted Operating Income

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

	September 26,	December 31,
Assets	2014	2013
Current Assets:	(unaudited)
Cash and cash equivalents	$272.4	$418.8
Receivables, net of allowances of $36.5 million at September 26, 2014 and $39.2 million at December 31, 2013	1,187.5	1,171.7
Inventories	1,278.2	1,239.6
Deferred income taxes	44.8	50.2
Prepaid expenses and other	129.0	126.2
Total current assets	2,911.9	3,006.5
Property, plant and equipment, net	887.9	1,092.0
Deferred income taxes	17.8	15.8
Goodwill	27.0	184.6
Intangible assets, net	70.4	182.9
Unconsolidated affiliated companies	19.3	19.0
Other non-current assets	88.0	78.1
Total assets	$4,022.3	$4,578.9
Liabilities and Total Equity
Current Liabilities:
Accounts payable	$855.6	$870.6
Accrued liabilities	403.2	434.9
Current portion of long-term debt	407.4	250.3
Total current liabilities	1,666.2	1,555.8
Long-term debt	1,116.4	1,136.6
Deferred income taxes	215.5	233.8
Other liabilities	213.6	255.9
Total liabilities	3,211.7	3,182.1
Commitments and Contingencies
Redeemable noncontrolling interest	16.3	17.0
Total Equity:
Common stock, $0.01 par value, issued and outstanding shares:
September 26, 2014 - 48,670,009 (net of 10,139,959 treasury shares)
December 31, 2013 - 49,598,653 (net of 9,211,857 treasury shares)	0.6	0.6
Additional paid-in capital	707.5	699.6
Treasury stock	(185.4)	(155.3)
Retained earnings	356.4	847.4
Accumulated other comprehensive loss	(160.1)	(112.1)
Total Company shareholders' equity	719.0	1,280.2
Noncontrolling interest	75.3	99.6
Total equity	794.3	1,379.8
Total liabilities and equity	$4,022.3	$4,578.9

CONTACT:
General Cable Corporation
Len Texter, Vice President, Investor Relations, 859-572-8684